SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (AMENDMENT NO. ___)*

                         WYMAN PARK BANCORPORATION, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    983086109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

         |X|      Rule 13d-1(b)
         |X|      Rule 13d-1(c)
         |_|      Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 8 Pages

CUSIP NO. 439734 10 4                   13G                    Page 2 of 8 Pages

========= ======================================================================
1         NAMES OF REPORTING PERSONS:   The Wyman Park Bancorporation, Inc.
                                        Employee Stock Ownership Plan Trust

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          52-6994492
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                    (a)  |_|

                                                                    (b)  |X|
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
3         SEC USE ONLY
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Maryland
--------- ----------------------------------------------------------------------
-------------------------- --- -------------------------------------------------
    NUMBER OF SHARES       5   SOLE VOTING POWER                            0
                                                                      -------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
  BENEFICIALLY OWNED BY    6   SHARED VOTING POWER                    148,909
                                                                      -------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
     EACH REPORTING        7   SOLE DISPOSITIVE POWER                       0
                                                                      -------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
         PERSON            8   SHARED DISPOSITIVE POWER               148,909
                                                                      -------
          WITH
                           --- -------------------------------------------------
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     148,909
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
          |_|
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   16.4%
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                   EP
========= ======================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 439734 10 4                   13G                    Page 3 of 8 Pages

========= ======================================================================
1         NAMES OF REPORTING PERSONS:   Allan B. Heaver

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          ###-##-####
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                   (a)  |_|

                                                                   (b)  |X|
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
3         SEC USE ONLY
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

--------- ----------------------------------------------------------------------
-------------------------- --- -------------------------------------------------
    NUMBER OF SHARES       5   SOLE VOTING POWER                    11,379
                                                                   -------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
  BENEFICIALLY OWNED BY    6   SHARED VOTING POWER                 147,708
                                                                   -------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
     EACH REPORTING        7   SOLE DISPOSITIVE POWER               11,379
                                                                   -------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
         PERSON            8   SHARED DISPOSITIVE POWER            147,708
                                                                   -------
          WITH
                           --- -------------------------------------------------
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     159,087
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
          |_|
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   17.6%
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                   IN
========= ======================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 439734 10 4                   13G                    Page 4 of 8 Pages

========= ======================================================================
1         NAMES OF REPORTING PERSONS:   H. Douglas Huether

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          ###-##-####
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  |_|

                                                                  (b)  |X|
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
3         SEC USE ONLY
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
--------- ----------------------------------------------------------------------
-------------------------- --- -------------------------------------------------
    NUMBER OF SHARES       5   SOLE VOTING POWER                       14,879
                                                                      -------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
  BENEFICIALLY OWNED BY    6   SHARED VOTING POWER                    149,208
                                                                      -------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
     EACH REPORTING        7   SOLE DISPOSITIVE POWER                  14,879
                                                                      -------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
         PERSON            8   SHARED DISPOSITIVE POWER               149,208
                                                                      -------
          WITH
                           --- -------------------------------------------------
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   164,087
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
          |_|
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   18.1
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                   IN
========= ======================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 439734 10 4                   13G                    Page 5 of 8 Pages

========= ======================================================================
1         NAMES OF REPORTING PERSONS:   John K. White

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          ###-##-####
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a)  |_|

                                                                     (b)  |X|
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
3         SEC USE ONLY
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
--------- ----------------------------------------------------------------------
-------------------------- --- -------------------------------------------------
    NUMBER OF SHARES       5   SOLE VOTING POWER                   9379
                                                                -------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
  BENEFICIALLY OWNED BY    6   SHARED VOTING POWER              147,708
                                                                -------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
     EACH REPORTING        7   SOLE DISPOSITIVE POWER              9379
                                                                -------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
         PERSON            8   SHARED DISPOSITIVE POWER          147,708
                                                                 -------
          WITH
                           --- -------------------------------------------------
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   157,087
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
          |_|
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   17.3 %
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                   IN
========= ======================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                                               Page 6 of 8 Pages

ITEM 1(A).        NAME OF ISSUER:
     Wyman Park Bancorporation, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICER:
     11 West Ridgely Road
     Lutherville, MD 21093-0505

ITEM 2(A).        NAME OF PERSON(S) FILING:

     The Wyman Park Bancorporation, Inc. Employee Stock Ownership Plan Trust ("ESOP"), and the following individuals who serve as its trustees: Allan B. Heaver, H. Douglas Huether, and John K. White (the "Administrative Committee").

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE:
     Same as Item 1(b).

ITEM 2(C).        CITIZENSHIP:

     See Row 4 of the second part of the cover page provided for each reporting person.

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:
     Common Stock of Wyman Park Bancorporation, Inc.

ITEM 2(E).        CUSIP NUMBER:
     See the upper left corner of the second part of the cover page provided for each reporting person.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (f) |X| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

     Items (a), (b), (c), (d), (e), (g), (h), (i), and (j) are not applicable. This Schedule 13G is being filed on behalf of the ESOP identified in Item 2(a), filing under the Item 3(f) classification, and by each trustee of the trust established pursuant to the ESOP, filing pursuant to Rule 13d-1(c) and applicable SEC no-action letters.

ITEM 4.           OWNERSHIP.

     (a) Amount Beneficially Owned: See Row 9 of the second part of the cover page provided for each reporting person.

     (b) Percent of Class: See Row 11 of the second part of the cover page provided for each reporting person.

                                                               Page 7 of 8 Pages

     (c) See Rows 5, 6, 7, and 8 of the second part of the cover page provided for each reporting person.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |_|

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
     The Issuer's Board of Directors has the power to determine whether dividends on allocated shares that are paid to the ESOP trust are distributed to participants or are used to repay the ESOP loan.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
     Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
     Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.
     Not Applicable.

ITEM 10.          CERTIFICATION.
     By signing below, each signatory in the capacity of an ESOP trustee certifies that, to the best of his knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     By signing below, each signatory in his individual capacity certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                               Page 8 of 8 Pages

SIGNATURE:

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

WYMAN PARK BANCORPORATION, INC.
EMPLOYEE STOCK OWNERSHIP PLAN TRUST


By Its Trustees:



         /s/ Allan B. Heaver                                  February 1, 2000
         --------------------------------------------         ----------------
         Allan B. Heaver, as Trustee                          Date


         /s/ H. Douglas Huether                               February 1, 2000
         --------------------------------------------         ----------------
         H. Douglas Huether, as Trustee                       Date


         /s/ John K. White                                    February 1, 2000
         --------------------------------------------         ----------------
         John K. White, as Trustee                            Date




/s/ Allan B. Heaver                                           February 1, 2000
-----------------------------------------------------         ----------------
Allan B. Heaver, as an individual stockholder                 Date



/s/ H. Douglas Huether                                        February 1, 2000
-----------------------------------------------------         ----------------
H. Douglas Huether, as an individual stockholder              Date



/s/ John K. White                                             February 1, 2000
-----------------------------------------------------         ----------------
John J, White, as an individual stockholder                   Date